Exhibit 21

INTERSIL CORPORATION

SUBSIDIARIES OF REGISTRANT

AS OF JANUARY 02, 2009

Subsidiary Name	State or Other Jurisdiction of Incorporation
U.S.
Intersil Communications, Inc.	Delaware
Elantec Semiconductor, Inc.	Delaware
Intersil Americas Inc.	Delaware
Intersil Investment Company	Delaware
Xicor LLC Poweready, Inc. Analog Integration Partners, LLC Xicor, Inc. International Holding Company Planet ATE, Inc. D2Audio Corporation Kenet, Inc. Zilker Labs, Inc.	Delaware Delaware California Delaware California Delaware Delaware Delaware

Asia
Intersil China Limited	Hong Kong, PRC
Intersil K. K.	Japan
Intersil YH	Korea
Intersil Services Company Sdn. Bhd.	Malaysia
Intersil Pte. Ltd.	Singapore
Intersil Ltd. Intersil Analog Services Pvt. Ltd.	Taiwan India

Europe
Intersil S.A.	Belgium
Intersil GmbH	Germany
Intersil Srl	Italy
Intersil Holding GmbH	Switzerland
Intersil Europe Sarl	Switzerland
Xicor, GmbH	Germany
Intersil Luxembourg Participations Sarl	Luxembourg
Intersil Swiss Holding Sarl	Switzerland/Delaware
Intersil Sarl	France